Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-153506 and 333-153505 on Form S-8 of our report dated March 26, 2009, relating to the consolidated financial statements of Dr Pepper Snapple Group, Inc. and subsidiaries (the “Company”) which report expresses an unqualified opinion on those financial statements and includes an explanatory paragraph regarding the allocation of certain general corporate overhead costs through May 7, 2008 from Cadbury Schweppes plc and the Company’s change in method of accounting for uncertainties in income taxes as of January 1, 2007, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Dallas, Texas
March 26, 2009